                                                                   Exhibit 99.02

                                                         The paragraph under the
                                                     caption "Legal Proceedings"
                                                on page 25 of Travelers Property
                                               Casualty Corp.'s Quarterly Report
                                                    on Form 10-Q for the quarter
                                                             ended June 30, 1998


For information concerning nine purported class actions, with substantially the same allegations, commenced in various courts against certain subsidiaries of TAP, dozens of other insurers and the National Council on Compensation Insurance ("NCCI"), see the description that appears in the third paragraph under the caption "Legal Proceedings" beginning on page 53 of the Annual Report on Form 10-K of TAP for the year ended December 31, 1997 (File No. 1-14328), which description is incorporated by reference herein. A copy of the foregoing description is included as an exhibit to this Form 10-Q. In May 1998, the Georgia action, which had been pending in the Superior Court, Richmond County, was dismissed by that court. Commencing in April 1998, seven additional purported class actions, with substantially the same allegations, have been filed against subsidiaries of the Company, other insurers and the NCCI. In April 1998, Dal-Tile Corporation, et al. v. NCCI, et al. was filed in the Superior Court, Riverside County, California. In May 1998, Sandwich Chef of Texas, Inc., et al. v. Reliance National Insurance Company, et al. was filed in Judicial District Court, Harris County, Texas and Alumax Inc., et al. v. Allianz Insurance Company, et al. was filed in Circuit Court, Jefferson County, Alabama. In June 1998, FFE Transportation Services, Inc., et al. v. NCCI, et al. was filed in Superior Court, Richmond County, Georgia; American Association of Retired Persons, et al. v. National Surety Corp., et al. was filed in Circuit Court, Wayne County, Michigan; Payless Cashways, Inc., et al. v. National Surety Corp., et al. was filed in Circuit Court, Fayette County, Kentucky; and Burnham Service Corporation v. NCCI, et al. was filed in Supreme Court, New York County, New York. Additionally, in June 1998, a non-class action, with substantially the same allegations, entitled Albany International Corporation v. American National Fire Insurance Company, et al. was filed against a subsidiary of the Company in Superior Court, Maricopa County, Arizona. The Company intends to contest vigorously all of the above-described cases.